Exhibit 23.1



                       [Mitchell, Wiggins & Company, LLP]


                          INDEPENDENT AUDITORS' CONSENT




To Board of Directors
Central Virginia Bankshares, Inc.

We consent to the incorporation by reference in the December 31, 2002, annual report on Form 10-KSB of Central Virginia Bankshares, Inc., of our report dated January 17, 2003, relating to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002.


/s/ Mitchell, Wiggins & Company, LLL


Richmond, Virginia
March 28, 2003